Exhibit 99

Eaton Reports Record Fourth Quarter 2022 Results, Guidance on 2023 Outlook

  Fourth Quarter Earnings Per Share of $1.80 and Record Quarterly Adjusted Earnings Per Share of $2.06, up 20% Over 2021
  Record Fourth Quarter Segment Margins of 20.8%, 150 Basis Points Above the Fourth Quarter of 2021
  Strong Backlog Growth with Orders up 25% in Electrical and up 24% in Aerospace on a Rolling 12-Month Basis
  For Full Year 2022, Earnings Per Share of $6.14 and Record Adjusted Earnings Per Share of $7.57, up 14% Over 2021
  Adjusted Earnings Per Share for 2023 Expected to Be Between $8.04 and $8.44, up 9% at Midpoint Over 2022

DUBLIN--(BUSINESS WIRE)--February 8, 2023--Intelligent power management company Eaton Corporation plc (NYSE:ETN) today announced that earnings per share were $1.80 for the fourth quarter of 2022. Excluding charges of $0.24 per share related to intangible amortization, $0.04 per share related to acquisitions and divestitures, and income of $0.02 per share related to a multi-year restructuring program, adjusted earnings per share of $2.06 were a quarterly record and up 20% over the fourth quarter of 2021.

Sales in the fourth quarter of 2022 were $5.4 billion, up 12% from the fourth quarter of 2021. Organic sales were up 15% and acquisitions added 1%, which was partially offset by 4% from negative currency translation.

Fourth quarter segment margins were 20.8%, a fourth quarter record and above the midpoint of guidance. This represents a 150-basis point improvement over the fourth quarter of 2021.

Operating cash flow in the fourth quarter of 2022 was $1.2 billion, up 39% over adjusted operating cash flow (which excluded taxes paid on the Hydraulics sale) for the fourth quarter of 2021, and free cash flow was $977 million, up 41% over adjusted free cash flow in the fourth quarter of 2021.

Craig Arnold, Eaton chairman and chief executive officer, said, “We closed 2022 by delivering another quarter of record results and positive momentum. Tailwinds for our performance included strong demand across many of our end markets, robust order growth and continued upward trends in organic growth."

For the full year 2022, sales were $20.8 billion, up 6% from 2021. The sales increase consisted of 13% growth in organic sales and 3% growth from acquisitions, which was partially offset by 7% from the divestiture of the Hydraulics business and 3% from negative currency translation.

Segment margins of 20.2% for 2022 were a record and at the midpoint of the guidance range. This represents a 130-basis point improvement over the full year 2021.

Earnings per share for 2022 were $6.14. Excluding charges of $0.99 per share related to intangible amortization, $0.37 per share related to acquisitions and divestitures, and $0.07 per share related to a multi-year restructuring program, adjusted earnings per share were $7.57, up 14% over 2021.

Operating cash flow for 2022 was $2.5 billion and free cash flow was $1.9 billion.

On full year results, Arnold continued, “I’m proud of our performance in 2022, including record profits, margins and adjusted earnings per share. These positive results highlight our ability to weather economic uncertainties by maintaining focus on our strategy.”

For the full year 2023, the company expects organic growth of 7-9% and adjusted earnings per share to be between $8.04 and $8.44, up 9% at the midpoint over 2022. For the first quarter of 2023, the company anticipates organic growth of 8-10% and adjusted earnings per share to be between $1.72 and $1.82.

Business Segment Results

Sales for the Electrical Americas segment were $2.3 billion, up 20% from the fourth quarter of 2021, driven entirely by organic sales growth. Operating profits were $545 million, up 48% over the fourth quarter of 2021. Operating margins in the quarter were a record 23.7%, up 450 basis points over the fourth quarter of 2021.

The twelve-month rolling average of orders in the fourth quarter was up 34% organically, with particular strength in data center, utility and industrial markets. Backlog at the end of December was up 87% organically over December 2021.

Sales for the Electrical Global segment were $1.4 billion, flat to the fourth quarter of 2021. Organic sales were up 8%, offset by 7% negative currency translation and 1% from a business divestiture. Operating profits were $268 million, and operating margins in the quarter were 18.7%.

The twelve-month rolling average of orders in the fourth quarter was up 11% organically, with strength in data center and commercial and institutional markets. Backlog at the end of December was up 17% organically over December 2021.

Aerospace segment sales were $812 million, up 7% from the fourth quarter of 2021. Organic sales were up 11%, partially offset by 4% negative currency translation. Operating profits were a record $199 million, up 5% from the fourth quarter of 2021, and operating margins in the quarter were 24.5%.

The twelve-month rolling average of orders also accelerated in the fourth quarter and was up 24% organically, driven by strength in all markets. Backlog at the end of December was up 21% organically over December 2021.

The Vehicle segment posted sales of $707 million, up 16% from the fourth quarter of 2021. Organic sales were up 18%, partially offset by 2% from negative currency translation. Operating profits were $107 million, up 7% over the fourth quarter of 2021, and operating margins in the quarter were 15.2%.

eMobility segment sales were $139 million, up 58% over the fourth quarter of 2021. Organic sales were up 17%, and the acquisition of Royal Power Solutions added 44%, which was partially offset by 3% negative currency translation. The segment recorded an operating loss of $2 million, reflecting continued investment in research and development and start-up costs associated with new program wins. Operating margins improved 780 basis points, driven by higher organic volumes and the impact of the Royal Power Solutions acquisition.

Eaton is an intelligent power management company dedicated to improving the quality of life and protecting the environment for people everywhere. We are guided by our commitment to do business right, to operate sustainably and to help our customers manage power ─ today and well into the future. By capitalizing on the global growth trends of electrification and digitalization, we’re accelerating the planet’s transition to renewable energy, helping to solve the world’s most urgent power management challenges, and doing what’s best for our stakeholders and all of society.

Founded in 1911, 2023 marks Eaton's 100th anniversary of being listed on the New York Stock Exchange. We reported revenues of $20.8 billion in 2022 and serve customers in more than 170 countries. For more information, visit www.eaton.com. Follow us on Twitter and LinkedIn.

Notice of conference call: Eaton’s conference call to discuss its fourth quarter results is available to all interested parties today as a live audio webcast at 11 a.m. United States Eastern time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website before the call will be a presentation on fourth quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning the first quarter and full year 2023 adjusted earnings per share, organic sales growth, and anticipated restructuring program charges and savings. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: the course of the COVID-19 pandemic globally and government actions related thereto; unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; supply chain disruptions, unanticipated changes in the cost of material, labor, and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; natural disasters; the performance of recent acquisitions; unanticipated difficulties completing or integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months ended December 31, 2022, are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended December 31		Year ended December 31

(In millions except for per share data)	2022	2021	2022	2021
Net sales	$5,384	$4,798	$20,752	$19,628

Cost of products sold	3,547	3,226	13,865	13,293
Selling and administrative expense	796	751	3,227	3,256
Research and development expense	167	162	665	616
Interest expense - net	44	32	144	144
Gain on sale of business	—	—	24	617
Other expense (income) - net	(20)	2	(36)	40
Income before income taxes	851	625	2,911	2,896
Income tax expense	129	74	445	750
Net income	722	551	2,465	2,146
Less net income for noncontrolling interests	(1)	—	(4)	(2)
Net income attributable to Eaton ordinary shareholders	$721	$551	$2,462	$2,144

Net income per share attributable to Eaton ordinary shareholders
Diluted	$1.80	$1.37	$6.14	$5.34
Basic	1.81	1.38	6.17	5.38

Weighted-average number of ordinary shares outstanding
Diluted	400.3	402.1	400.8	401.6
Basic	398.0	398.9	398.7	398.7

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$721	$551	$2,462	$2,144
Excluding acquisition and divestiture charges, after-tax	14	37	147	94
Excluding restructuring program charges (income), after-tax	(10)	12	29	60
Excluding intangible asset amortization expense, after-tax	99	91	394	361
Adjusted earnings	$825	$691	$3,032	$2,659

Net income per share attributable to Eaton ordinary shareholders - diluted	$1.80	$1.37	$6.14	$5.34
Excluding per share impact of acquisition and divestiture charges, after-tax	0.04	0.09	0.37	0.23
Excluding per share impact of restructuring program charges (income), after-tax	(0.02)	0.03	0.07	0.15
Excluding per share impact of intangible asset amortization expense, after-tax	0.24	0.23	0.99	0.90
Adjusted earnings per ordinary share	$2.06	$1.72	$7.57	$6.62

See accompanying notes.
EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended December 31		Year ended December 31

(In millions)	2022	2021	2022	2021
Net sales
Electrical Americas	$2,296	$1,917	$8,497	$7,242
Electrical Global	1,430	1,424	5,848	5,516
Hydraulics	—	—	—	1,300
Aerospace	812	759	3,039	2,648
Vehicle	707	610	2,830	2,579
eMobility	139	88	538	343
Total net sales	$5,384	$4,798	$20,752	$19,628

Segment operating profit (loss)
Electrical Americas	$545	$368	$1,913	$1,495
Electrical Global	268	277	1,134	1,034
Hydraulics	—	—	—	177
Aerospace	199	189	705	580
Vehicle	107	100	453	449
eMobility	(2)	(8)	(9)	(29)
Total segment operating profit	1,117	926	4,196	3,706

Corporate
Intangible asset amortization expense	(124)	(118)	(499)	(444)
Interest expense - net	(44)	(32)	(144)	(144)
Pension and other postretirement benefits income	8	21	43	65
Restructuring program income (charges)	16	(15)	(33)	(78)
Other expense - net	(122)	(157)	(653)	(209)
Income before income taxes	851	625	2,911	2,896
Income tax expense	129	74	445	750
Net income	722	551	2,465	2,146
Less net income for noncontrolling interests	(1)	—	(4)	(2)
Net income attributable to Eaton ordinary shareholders	$721	$551	$2,462	$2,144

See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
(In millions)
Assets
Current assets
Cash	$294	$297
Short-term investments	261	271
Accounts receivable - net	4,076	3,297
Inventory	3,430	2,969
Prepaid expenses and other current assets	700	677
Total current assets	8,761	7,511

Property, plant and equipment - net	3,146	3,064

Other noncurrent assets
Goodwill	14,796	14,751
Other intangible assets	5,485	5,855
Operating lease assets	570	442
Deferred income taxes	330	392
Other assets	1,940	2,012
Total assets	$35,029	$34,027

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$324	$13
Current portion of long-term debt	10	1,735
Accounts payable	3,080	2,797
Accrued compensation	467	501
Other current liabilities	2,496	2,166
Total current liabilities	6,375	7,212

Noncurrent liabilities
Long-term debt	8,321	6,831
Pension liabilities	649	872
Other postretirement benefits liabilities	177	263
Operating lease liabilities	459	337
Deferred income taxes	530	559
Other noncurrent liabilities	1,444	1,502
Total noncurrent liabilities	11,580	10,364

Shareholders’ equity
Eaton shareholders’ equity	17,038	16,413
Noncontrolling interests	38	38
Total equity	17,075	16,451
Total liabilities and equity	$35,029	$34,027

See accompanying notes.

EATON CORPORATION plc

NOTES TO THE FOURTH QUARTER 2022 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution). Columns and rows may not add and the sum of components may not equal total amounts reported due to rounding.

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, adjusted operating cash flow, free cash flow, and adjusted free cash flow, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they provide additional meaningful financial information that should be considered when assessing our business performance and trends, and they allow investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

The Company's first quarter and full year adjusted earnings guidance for 2023 is as follows:

	Three months ended March 31, 2023	Year ended December 31, 2023
Net income per share attributable to Eaton ordinary shareholders - diluted	$1.40 - $1.50	$6.91 - $7.31
Excluding per share impact of acquisition and divestiture charges, after-tax	0.05	0.20
Excluding per share impact of restructuring program charges, after-tax	0.02	0.07
Excluding per share impact of intangible asset amortization expense, after-tax	0.25	0.86
Adjusted earnings per ordinary share	$1.72 - $1.82	$8.04 - $8.44

A reconciliation of operating cash flow to free cash flow is as follows:

(In millions)	Three months ended December 31, 2022	Year ended December 31, 2022
Operating cash flow	$1,186	$2,533
Capital expenditures for property, plant and equipment	(209)	(598)
Free cash flow	$977	$1,935

A reconciliation of operating cash flow to adjusted operating cash flow and adjusted free cash flow is as follows:

(In millions)	Three months ended December 31, 2021
Operating cash flow	$795
Taxes paid on the Hydraulics sale	61
Adjusted operating cash flow	856
Capital expenditures for property, plant and equipment	(163)
Adjusted free cash flow	$693

Note 2. ACQUISITIONS AND DIVESTITURE OF BUSINESSES

Acquisition of a 50% stake in Jiangsu Huineng Electric Co., Ltd’s circuit breaker business

On July 1, 2022, Eaton acquired a 50 percent stake in Jiangsu Huineng Electric Co., Ltd’s circuit breaker business, which manufactures and markets low-voltage circuit breakers in China. Eaton accounts for this investment on the equity method of accounting and is reported within the Electrical Global business segment.

Russia

During the second quarter of 2022, in light of the ongoing war with Ukraine, the Company decided to exit its business operations in Russia and recorded charges of $29 million. The charges consisted primarily of write-downs of accounts receivable, inventory and other assets, and accruals for severance.

Acquisition of Royal Power Solutions

On January 5, 2022, Eaton acquired Royal Power Solutions for $610 million, net of cash received. Royal Power Solutions is a U.S. based manufacturer of high-precision electrical connectivity components used in electric vehicle, energy management, industrial and mobility markets. Royal Power Solutions is reported within the eMobility business segment.

Sale of Hydraulics business

On August 2, 2021, Eaton completed the sale of the Hydraulics business to Danfoss A/S. As a result of the sale, the Company received $3.1 billion, net of cash sold, and recognized a pre-tax gain of $617 million in 2021. According to the terms of the sale agreement, the Company finalized negotiations of post-closing adjustments with Danfoss A/S during the first quarter of 2022. As a result of these negotiations, the Company recognized an additional pre-tax gain of $24 million and received cash of $22 million from Danfoss A/S to fully settle all post-closing adjustments. The business had sales of $1.3 billion in 2021 through the date of the sale.

Acquisition of Mission Systems

On June 1, 2021, Eaton acquired Mission Systems for $2.8 billion, net of cash received. Mission Systems is a leading manufacturer of air-to-air refueling systems, environmental systems, and actuation primarily for defense markets. Mission Systems is reported within the Aerospace business segment.

Acquisition of Green Motion SA

On March 22, 2021, Eaton acquired Green Motion SA, a leading designer and manufacturer of electric vehicle charging hardware and related software based in Switzerland. Green Motion SA was acquired for $106 million, including $49 million of cash paid at closing and an initial estimate of $57 million for the fair value of contingent future consideration based on 2023 and 2024 revenue performance. The fair value of contingent consideration liabilities is estimated by discounting contingent payments expected to be made, and may increase or decrease based on changes in revenue estimates and discount rates, with a maximum possible undiscounted value of $109 million. As of December 31, 2022, the fair value of the contingent future payments has been reduced to $44 million based primarily on anticipated reductions in projected 2023 revenue compared to the initial estimates at closing. This reduction is presented in Other expense (income) - net on the Consolidated Statements of Income.

Acquisition of Tripp Lite

On March 17, 2021, Eaton acquired Tripp Lite for $1.65 billion, net of cash received. Tripp Lite is a leading supplier of power quality products and connectivity solutions including single-phase uninterruptible power supply systems, rack power distribution units, surge protectors, and enclosures for data centers, industrial, medical, and communications markets in the Americas. Tripp Lite is reported within the Electrical Americas business segment.

Note 3. ACQUISITION AND DIVESTITURE CHARGES AND INCOME

Eaton incurs integration charges and transaction costs to acquire and integrate businesses, and transaction, separation and other costs to divest and exit businesses. Eaton also recognizes gains and losses on the sale of businesses. A summary of these Corporate items is as follows:

	Three months ended December 31		Year ended December 31
(In millions except for per share data)	2022	2021	2022	2021
Acquisition integration, divestiture charges and transactions costs	$12	$37	$194	$349
Gain on the sale of the Hydraulics business	—	—	(24)	(617)
Total charges (income) before income taxes	12	37	170	(268)
Income tax expense (benefit)	2	—	(23)	362
Total after income taxes	$14	$37	$147	$94
Per ordinary share - diluted	$0.04	$0.09	$0.37	$0.23

Acquisition integration, divestiture charges and transaction costs in 2022 are primarily related to the acquisitions of Royal Power Solutions, Souriau-Sunbank Connection Technologies, Green Motion, Tripp Lite, and Mission Systems, and other charges to acquire and exit businesses including certain indemnity claims associated with the sale of 50% interest in the commercial vehicle automated transmission business in 2017. These costs also included charges of $29 million related to the decision in the second quarter to exit the Company's business operations in Russia. These charges consisted primarily of write-downs of accounts receivable, inventory and other assets, and accruals for severance. Charges in 2021 are primarily related to the divestiture of the Hydraulics business, the acquisitions of Tripp Lite, Mission Systems, Souriau-Sunbank Connection Technologies, and Ulusoy Elektrik Imalat Taahhut ve Ticaret A.S., and other charges to acquire and exit businesses including certain indemnity claims associated with the sale of 50% interest in the commercial vehicle automated transmission business in 2017. These charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other expense (income) - net. In Business Segment Information, the charges were included in Other expense - net.

Note 4. RESTRUCTURING CHARGES

In the second quarter of 2020, Eaton decided to undertake a multi-year restructuring program to reduce its cost structure and gain efficiencies in its business segments and at corporate in order to respond to declining market conditions brought on by the COVID-19 pandemic. Since the inception of the program, the Company has incurred charges of $325 million. These restructuring activities are expected to be completed in 2023 with total estimated charges of $350 million cumulatively for the entire program and projected mature year savings of $250 million when fully implemented. The remaining charges in 2023 are expected to relate primarily to plant closing and other costs.

A summary of restructuring program charges (income) is as follows:

	Three months ended December 31		Year ended December 31
(In millions except per share data)	2022	2021	2022	2021
Workforce reductions	$(25)	$2	$(13)	$21
Plant closing and other	9	13	47	57
Total charges (income) before income taxes[1]	(16)	15	33	78
Income tax expense (benefit)	6	(3)	(4)	(18)
Total charges (income) after income taxes	$(10)	$12	$29	$60
Per ordinary share - diluted	$(0.02)	$0.03	$0.07	$0.15

Restructuring program charges (income) related to the following segments:

	Three months ended December 31		Year ended December 31
(In millions)	2022	2021	2022	2021
Electrical Americas	$4	$1	$17	$14
Electrical Global	(1)	5	14	18
Aerospace	2	4	8	8
Vehicle	(23)	5	(15)	21
eMobility	1	—	1	1
Corporate	1	—	8	16
Total charges (income)[1]	$(16)	$15	$33	$78

[1]The restructuring program liability was adjusted by $30 million in the fourth quarter of 2022 related to true-ups for completed workforce reductions and the decision not to close a facility in the Vehicle segment that was previously included in the program.

These restructuring program charges (income) were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other expense (income) - net, as appropriate. In Business Segment Information, these restructuring program charges (income) are treated as Corporate items.

Note 5. INTANGIBLE ASSET AMORTIZATION EXPENSE

Intangible asset amortization expense is as follows:

	Three months ended December 31		Year ended December 31
(In millions except for per share data)	2022	2021	2022	2021
Intangible asset amortization expense	$124	$118	$499	$444
Income tax benefit	25	27	105	83
Total after income taxes	$99	$91	$394	$361
Per ordinary share - diluted	$0.24	$0.23	$0.99	$0.90

Contacts

Eaton Corporation plc
Jennifer Tolhurst
Media Relations
+1 (440) 523-4006
jennifertolhurst@eaton.com

Yan Jin
Investor Relations
+1 (440) 523-7558